News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2026 Second Quarter Results

Delivers Net Sales and Adjusted EBITDA Growth, Continues Record Share Repurchases, and
Reaffirms Full-Year Outlook

ST. LOUIS, Sept. 9, 2026—Core & Main, Inc. (NYSE: CNM) ("Core & Main"), a leading specialty distributor dedicated to advancing reliable infrastructure with local service, nationwide, today announced financial results for the second quarter ended August 2, 2026.

Fiscal 2026 Second Quarter Results (Compared with Fiscal 2025 Second Quarter)

•Net sales increased 2.5% to $2,145 million

•Gross profit increased 2.3% to $573 million; gross profit margin of 26.7%

•Net income increased 6.4% to $150 million

•Adjusted EBITDA (Non-GAAP) increased 3.0% to $274 million; Adjusted EBITDA margin (Non-GAAP) of 12.8%

•Diluted earnings per share increased 10.0% to $0.77

•Adjusted Diluted Earnings Per Share (Non-GAAP) increased 8.0% to $0.94

•Net cash provided by operating activities of $62 million

•Deployed $169 million to repurchase 3.7 million shares during the quarter and an additional $11 million to repurchase 0.3 million shares subsequent to quarter end, bringing year-to-date open market share repurchases to nearly $270 million and 5.7 million shares

•Opened seven greenfield locations in fiscal 2026, including two during and after the quarter

•Reaffirms full-year fiscal 2026 outlook

"We delivered growth across sales, adjusted EBITDA and earnings per share during the second quarter, while momentum continues to build across the business" said Mark Witkowski, Chief Executive Officer of Core & Main. "Municipal demand remained a source of strength. Fire protection and large capital projects, including treatment plants and data centers, delivered strong growth and we are encouraged by the opportunities emerging across our acquisition pipeline. These trends support our confidence in the second half and reaffirmed full-year outlook.

We also deployed significant levels of capital, executing our second consecutive quarter of record open market share repurchases while investing in future growth through acquisitions, greenfield expansions and other strategic initiatives. With a strong balance sheet and substantial liquidity, we remain well positioned to fund potential additional share repurchases and pursue attractive acquisition opportunities.

cont.

The quarter highlights the durability of the Core & Main business model: growing revenue, generating strong cash flow, investing for the future and strengthening our market position while operating in a mixed demand environment. With a robust acquisition pipeline and multiple avenues for growth, we remain confident in our ability to create long-term value for our customers, associates and shareholders."

Three Months Ended August 2, 2026

Net sales for the three months ended August 2, 2026 increased $52 million, or 2.5% to $2,145 million compared with $2,093 million for the three months ended August 3, 2025. Net sales increased with contributions across volume, price and acquisitions. Net sales for pipes, valves & fittings increased due to acquisitions. Net sales for storm drainage was essentially flat. Net sales of fire protection products increased due to higher volumes and higher selling prices. Net sales of smart utility products increased primarily due to higher selling prices.

Gross profit for the three months ended August 2, 2026 increased $13 million, or 2.3%, to $573 million compared with $560 million for the three months ended August 3, 2025. Gross profit as a percentage of net sales for the three months ended August 2, 2026 was 26.7% compared with 26.8% for the three months ended August 3, 2025.

Selling, general and administrative ("SG&A") expenses for the three months ended August 2, 2026 decreased $1 million, or 0.3%, to $301 million compared with $302 million during the three months ended August 3, 2025. SG&A expenses as a percentage of net sales were 14.0% for the three months ended August 2, 2026 compared with 14.4% for the three months ended August 3, 2025. The improvement was primarily attributable to the benefits of recent cost actions and lower variable compensation costs partially offset by higher distribution costs and investments to support long-term growth, including greenfield expansion and sales initiatives.

Operating income for the three months ended August 2, 2026 increased $14 million, or 6.6%, to $227 million compared with $213 million during the three months ended August 3, 2025. The increase in operating income was primarily attributable to higher gross profit.

Net income for the three months ended August 2, 2026 increased $9 million, or 6.4%, to $150 million compared with $141 million for the three months ended August 3, 2025. The increase in net income was primarily attributable to an increase in operating income partially offset by higher income tax expense.

The Class A common stock basic earnings per share for the three months ended August 2, 2026 increased 8.5% to $0.77 compared with $0.71 for the three months ended August 3, 2025. The Class A common stock diluted earnings per share for the three months ended August 2, 2026 increased 10.0% to $0.77 compared with $0.70 for the three months ended August 3, 2025. The basic and diluted earnings per share increased due to an increase in net income and lower Class A share counts following share repurchase transactions.

Adjusted EBITDA for the three months ended August 2, 2026 increased $8 million, or 3.0%, to $274 million compared with $266 million for the three months ended August 3, 2025. The increase in Adjusted EBITDA was primarily attributable to higher gross profit. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS") for the three months ended August 2, 2026 increased 8.0% to $0.94 compared with $0.87 for the three months ended August 3, 2025. The increase in Adjusted Diluted EPS was primarily attributable to an increase in net income and lower Class A share counts following share repurchase transactions. For a reconciliation of Adjusted Diluted EPS to diluted earnings per share, the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Core & Main Announces Fiscal 2026 Second Quarter Results

Six Months Ended August 2, 2026

Net sales for the six months ended August 2, 2026 increased $51 million, or 1.3%, to $4,055 million compared with $4,004 million for the six months ended August 3, 2025. Net sales increased primarily due to acquisitions. Net sales for pipes, valves & fittings increased due to acquisitions. Net sales for storm drainage decreased due to lower volumes partially offset by acquisitions. Net sales of fire protection products increased due to higher volumes and higher selling prices. Net sales of smart utility products increased due to higher volumes and higher selling prices.

Gross profit for the six months ended August 2, 2026 increased $23 million, or 2.1%, to $1,093 million compared with $1,070 million for the six months ended August 3, 2025. Gross profit as a percentage of net sales for the six months ended August 2, 2026 was 27.0% compared with 26.7% for the six months ended August 3, 2025. The overall increase in gross profit as a percentage of net sales was primarily attributable to favorable impacts from the execution of our gross margin initiatives and disciplined purchasing and pricing management.

SG&A expenses for the six months ended August 2, 2026 increased $5 million, or 0.8%, to $600 million compared with $595 million during the six months ended August 3, 2025. The increase in SG&A expense was primarily attributable to higher distribution costs and investments to support long-term growth, including greenfield expansion and sales initiatives, partially offset by the benefits of recent cost actions and lower variable compensation costs. SG&A expenses as a percentage of net sales were 14.8% for the six months ended August 2, 2026 compared with 14.9% for the six months ended August 3, 2025.

Operating income for the six months ended August 2, 2026 increased $20 million, or 5.2%, to $404 million compared with $384 million during the six months ended August 3, 2025. The increase in operating income was primarily attributable to higher gross profit partially offset by higher SG&A expenses.

Net income for the six months ended August 2, 2026 increased $17 million, or 6.9%, to $263 million compared with $246 million for the six months ended August 3, 2025. The increase in net income was primarily attributable to an increase in operating income.

The Class A common stock basic earnings per share for the six months ended August 2, 2026 increased 8.9% to $1.34 compared with $1.23 for the six months ended August 3, 2025. The Class A common stock diluted earnings per share for the six months ended August 2, 2026 increased 9.8% to $1.34 compared with $1.22 for the six months ended August 3, 2025. The basic and diluted earnings per share increased due to an increase in net income and lower Class A share counts following share repurchase transactions.

Adjusted EBITDA for the six months ended August 2, 2026 increased $10 million, or 2.0%, to $500 million compared with $490 million for the six months ended August 3, 2025. The increase in Adjusted EBITDA was primarily attributable to higher gross profit partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Adjusted Diluted Earnings Per Share for the six months ended August 2, 2026 increased 7.1% to $1.66 compared with $1.55 for the six months ended August 3, 2025. The increase in Adjusted Diluted Earnings Per Share was primarily attributable to an increase in net income and lower Class A share counts following share repurchase transactions. For a reconciliation of Adjusted Diluted EPS to diluted earnings per share, the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Liquidity and Capital Resources

Net cash provided by operating activities was $144 million for the six months ended August 2, 2026 compared with $111 million for the six months ended August 3, 2025. The $33 million increase was due to an increase in net income, lower tax payments and changes in working capital in the six months ended August 2, 2026 partially offset by higher interest payments.

Core & Main Announces Fiscal 2026 Second Quarter Results

Net Debt, calculated as gross consolidated debt net of cash and cash equivalents, as of August 2, 2026 was $2,166 million compared with $2,253 million as of August 3, 2025. The decrease in Net Debt was primarily attributable to lower borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility").

As of August 2, 2026, there were no outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of August 2, 2026, after giving effect to approximately $24 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,226 million under the Senior ABL Credit Facility, subject to borrowing base availability.

Fiscal 2026 Outlook

Core & Main reaffirms its full-year fiscal 2026 outlook issued in March 2026.

•Net sales of $7,800 to $7,900 million, reflecting net sales growth of 2% to 3%
•Adjusted EBITDA (Non-GAAP) of $950 to $980 million
•Adjusted EBITDA Margin (Non-GAAP) of 12.2% to 12.4%
•Operating Cash Flow of 60% to 70% of Adjusted EBITDA
Conference Call & Webcast Information

Core & Main will host a conference call and webcast on September 9, 2026, at 8:30 a.m. ET to discuss the company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing 833-461-5787 or +1-585-542-9983 (international). The passcode for the call is 858 028 883. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure® with local service, nationwide®. As a specialty distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets in the United States and Canada. With more than 370 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 5,600 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, all statements other than statements of historical or current facts contained in this press release, including statements relating to our intentions, beliefs, assumptions or current expectations concerning, among other things, our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected growth, future capital expenditures, capital allocation and debt service obligations, and the anticipated impact on our business.

Core & Main Announces Fiscal 2026 Second Quarter Results

Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition, cash flows and the development of the market in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for contracts; price fluctuations in our product costs (including effects of tariffs); our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or limited supplier distribution rights are terminated; changes in supplier rebates or other terms of our supplier agreements; the availability of freight; the ability of our customers to make payments on credit sales; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our brand or reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with operating internationally, including exporting and importing of certain products; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026); increases in interest rates on our variable rate indebtedness; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026.

Core & Main Announces Fiscal 2026 Second Quarter Results

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Investor Relations:
Landon Althoff, 314-372-0264
InvestorRelations@CoreandMain.com

Media Relations:
Patrick Lunsford, 314-789-0726
Media@CoreandMain.com

Core & Main Announces Fiscal 2026 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Six Months Ended
	August 2, 2026	August 3, 2025	August 2, 2026	August 3, 2025

Net sales	$2,145	$2,093	$4,055	$4,004
Cost of sales	1,572	1,533	2,962	2,934
Gross profit	573	560	1,093	1,070
Operating expenses:
Selling, general and administrative	301	302	600	595
Depreciation and amortization	45	45	89	91
Total operating expenses	346	347	689	686
Operating income	227	213	404	384
Interest expense	32	31	59	61
Other expense	2	—	2	—
Income before provision for income taxes	193	182	343	323
Provision for income taxes	43	41	80	77
Net income	150	141	263	246
Less: net income attributable to non-controlling interests	6	7	11	12
Net income attributable to Core & Main, Inc.	$144	$134	$252	$234

Earnings per share (“EPS”)
Basic	$0.77	$0.71	$1.34	$1.23
Diluted	$0.77	$0.70	$1.34	$1.22
Number of shares used in computing EPS
Basic	186,639,659	189,904,002	187,507,875	189,855,388
Diluted	193,359,334	198,302,610	194,519,350	198,503,146
Core & Main Announces Fiscal 2026 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	August 2, 2026	February 1, 2026
ASSETS
Current assets:
Cash and cash equivalents	$312	$220
Receivables, net of allowance for credit losses of $26 and $22, respectively	1,439	1,048
Inventories	1,137	986
Prepaid expenses and other current assets	49	48
Total current assets	2,937	2,302
Property, plant and equipment, net	192	178
Operating lease right-of-use assets	297	287
Intangible assets, net	759	823
Goodwill	1,921	1,920
Deferred income taxes	552	565
Other assets	51	10
Total assets	$6,709	$6,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$17	$24
Accounts payable	815	512
Accrued compensation and benefits	89	123
Current operating lease liabilities	79	75
Other current liabilities	190	140
Total current liabilities	1,190	874
Long-term debt	2,432	2,124
Non-current operating lease liabilities	221	214
Deferred income taxes	90	89
Tax receivable agreement liabilities	644	680
Other liabilities	28	30
Total liabilities	4,605	4,011
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 184,443,500 and 188,770,435 shares issued and outstanding as of August 2, 2026 and February 1, 2026, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 6,301,342 and 6,611,263 shares issued and outstanding as of August 2, 2026 and February 1, 2026, respectively	—	—
Additional paid-in capital	1,242	1,246
Retained earnings	784	755
Accumulated other comprehensive income (loss)	3	(6)
Total stockholders’ equity attributable to Core & Main, Inc.	2,031	1,997
Non-controlling interests	73	77
Total stockholders’ equity	2,104	2,074
Total liabilities and stockholders’ equity	$6,709	$6,085

Core & Main Announces Fiscal 2026 Second Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Six Months Ended
	August 2, 2026	August 3, 2025
Cash Flows From Operating Activities:
Net income	$263	$246
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	97	96
Equity-based compensation expense	7	10
Deferred income tax expense	13	7
Other	6	7
Changes in assets and liabilities:
(Increase) decrease in receivables	(397)	(300)
(Increase) decrease in inventories	(155)	(152)
(Increase) decrease in other assets	(1)	(5)
Increase (decrease) in accounts payable	301	196
Increase (decrease) in accrued liabilities	10	6
Net cash provided by operating activities	144	111
Cash Flows From Investing Activities:
Capital expenditures	(32)	(23)
Investment in tax advantaged limited partnerships	(17)	—
Other	(7)	(5)
Net cash used in investing activities	(56)	(28)
Cash Flows From Financing Activities:
Repurchase and retirement of equity interests	(257)	(47)
Distributions to non-controlling interest holders	(4)	(4)
Payments pursuant to Tax Receivable Agreements	(42)	(18)
Borrowings on asset-based revolving credit facility	—	100
Repayments on asset-based revolving credit facility	—	(93)
Issuance of long-term debt	929	—
Repayments of long-term debt	(617)	(12)
Debt issuance costs	(19)	—
Other	14	8
Net cash provided by (used in) financing activities	4	(66)
Increase in cash and cash equivalents	92	17
Cash and cash equivalents at the beginning of the period	220	8
Cash and cash equivalents at the end of the period	$312	$25

Cash paid for interest (excluding effects of interest rate swap)	$59	$49
Cash paid for income taxes	40	69

Core & Main Announces Fiscal 2026 Second Quarter Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Adjusted Diluted EPS, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income, net income attributable to Core & Main, Inc. or diluted earnings per share, as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the initial public offering and subsequent secondary offerings and (d) other income or other expense. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents.

We define Adjusted Diluted EPS as diluted earnings per share adjusted for (a) amortization of intangible assets, (b) loss on debt modification and extinguishment, (c) equity-based compensation, (d) expenses associated with the initial public offering and subsequent secondary offerings, (e) other income or other expense and (f) the tax impact of these Non-GAAP adjustments, divided by the weighted-average number of shares of our common stock outstanding on a fully diluted basis for the applicable period. Diluted earnings per share is the most directly comparable GAAP measure to Adjusted Diluted EPS.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Adjusted Diluted EPS to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA and Adjusted Diluted EPS include amounts otherwise attributable to non-controlling interests as we manage the consolidated Company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

No reconciliation of the estimated range for Adjusted EBITDA and Adjusted EBITDA margin for fiscal 2026 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Core & Main Announces Fiscal 2026 Second Quarter Results

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented:

(Amounts in millions)	Three Months Ended		Six Months Ended
	August 2, 2026	August 3, 2025	August 2, 2026	August 3, 2025
Net income attributable to Core & Main, Inc.	$144	$134	$252	$234
Plus: net income attributable to non-controlling interest	6	7	11	12
Net income	150	141	263	246
Depreciation and amortization (1)	45	46	91	93
Provision for income taxes	43	41	80	77
Interest expense	32	31	59	61
EBITDA	$270	$259	$493	$477
Equity-based compensation	4	5	7	10
Other expenses (2)	—	2	—	3
Adjusted EBITDA	$274	$266	$500	$490

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition and other activities, including transaction costs, contingent consideration arrangement fair value adjustments, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

The following table sets forth a reconciliation of diluted earnings per share to Adjusted Diluted EPS for the periods presented:

	Three Months Ended		Six Months Ended
	August 2, 2026	August 3, 2025	August 2, 2026	August 3, 2025
Diluted earnings per share	$0.77	$0.70	$1.34	$1.22
Amortization of intangible assets	0.18	0.19	0.37	0.37
Equity-based compensation	0.02	0.03	0.04	0.05
Other expenses (1)	0.02	0.01	0.02	0.02
Income tax impact of adjustments (2)	(0.05)	(0.06)	(0.10)	(0.11)
Adjusted Diluted Earnings Per Share	$0.94	$0.87	$1.66	$1.55

(1)Represents expenses associated with acquisition and other activities, including transaction costs, write off of deferred financing fees, contingent consideration arrangement fair value adjustments, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

(2) Represents the tax impact on the above non-GAAP adjustments.

Core & Main Announces Fiscal 2026 Second Quarter Results

The following table sets forth a calculation of Net Debt for the periods presented:

(Amounts in millions)	As of
	August 2, 2026	August 3, 2025
Senior ABL Credit Facility due April 2031	$—	$100
Senior Term Loan due July 2028	—	1,241
Senior Term Loan due February 2031	928	937
Senior Term Loan due July 2033	800	—
Senior Notes due July 2034	750	—
Total Debt	$2,478	$2,278
Less: Cash & Cash Equivalents	(312)	(25)
Net Debt	$2,166	$2,253

Core & Main Announces Fiscal 2026 Second Quarter Results